18(i)

Exhibit 5.02

March 4, 2022

Entergy Arkansas, LLC 425 West Capitol Avenue Little Rock, Arkansas 72201

Ladies and Gentlemen:

We have acted as counsel for Entergy Arkansas, LLC (the “Company”) in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-233403-05) (the “Registration Statement”), relating to $200,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 4.20% Series due April 1, 2049 (the “Bonds”). The Bonds have been issued pursuant to the Company’s Mortgage and Deed of Trust, dated as of October 1, 1944, with Deutsche Bank Trust Company Americas, as successor Corporate Trustee (the “Corporate Trustee”), and, as to property in Missouri, The Bank of New York Mellon Trust Company, N.A., successor Co-Trustee (the Mortgage and Deed of Trust, as amended and supplemented, including by the supplemental indenture establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).

In our capacity as such counsel, we have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have not examined the Bonds, except a specimen thereof, and we have relied upon a certificate of the Corporate Trustee as to the authentication and delivery thereof.

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that the Bonds are legally issued and are binding obligations of the
Company.

Morgan, Lewis & Bockius llp 101 Park Avenue New York, NY 10178-0060 +1.212.309.6000 United States +1.212.309.6001

Entergy Arkansas, LLC
March 4, 2022

This opinion is limited to the laws of the States of New York, Arkansas, and Texas and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Arkansas, we have relied upon the opinion of Friday, Eldredge & Clark, LLP, which is being filed as Exhibit 5.03 to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Texas, we have relied upon the opinion of Duggins Wren Mann & Romero, LLP, which is being filed as Exhibit 5.04 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.02 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement and to the references to our firm, as counsel, in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Very truly yours,

/s/ Morgan, Lewis & Bockius LLP